Exhibit 2.14

RIO NOVO GOLD INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2016

[EXPRESSED IN UNITED STATES DOLLARS]

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Introduction

The following management’s discussion and analysis [“MD&A”] of the financial condition and results of the operations of Rio Novo Gold Inc. [“Rio Novo” or the “Company”] constitutes management’s review of the factors that affected the Company’s financial and operating performance for the year ended December 31, 2016. This MD&A was written to comply with the requirements of National Instrument 51- 102 – Continuous Disclosure Obligations. This discussion should be read in conjunction with the audited annual consolidated financial statements of the Company for the years ended December 31, 2016 and 2015, together with the notes thereto. Results are reported in United States dollars, unless otherwise noted. The Company’s consolidated financial statements and the financial information contained in this MD&A are prepared in accordance with International Financial Reporting Standards [“IFRS”] as issued by the International Accounting Standards Board [“IASB”] and interpretations of the IFRS Interpretations Committee [“IFRIC”]. Information contained herein is presented as of March 22, 2017, unless otherwise indicated.

Further information about the Company and its operations is available on SEDAR at www.sedar.com.

Cautionary Note Regarding Forward-Looking Information

This MD&A contains certain forward-looking information and forward-looking statements, as defined in applicable securities laws [collectively referred to herein as “forward-looking statements”]. These statements relate to future events or the Company’s future performance. All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “continues”, “forecasts”, “projects”, “predicts”, “intends”, “anticipates” or “believes”, or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those anticipated in such forward-looking statements. The forward-looking statements in this MD&A speak only as of the date of this MD&A or as of the date specified in such statement. The following table outlines certain significant forward-looking statements contained in this MD&A and provides the material assumptions used to develop such forward-looking statements and material risk factors that could cause actual results to differ materially from the forward- looking statements.

Forward-looking statements	Assumptions	Risk factors
The Company will be able to continue its business activities	The Company has anticipated all material costs and the operating activities of the Company, and such costs and activities will be consistent with the Company’s current expectations; the Company will be able to obtain shareholder loans or equity funding when required	Unforeseen costs to the Company will arise; any particular operating cost increase or decrease from the date of the estimation; default on property payments; and capital markets not being favorable for funding and/or related parties discontinue funding the Company resulting in the Company not being able to obtain financing when required or on acceptable terms
The Company will be able to carry out anticipated business plans	The operating activities of the Company for the year ended December 31, 2017, will be consistent with the Company’s current expectations	Sufficient funds not being available; increases in costs; the Company may be unable to retain key personnel

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Asset values as at December 31, 2016	Management’s belief that no write- down is required for its plant and equipment and exploration and evaluation assets in Brazil due to the Company’s anticipated financing [debt or equity, or a combination of both] to implement planned work programs on the Company’s projects and the beneficial impact of the devaluation of the Brazilian currency and the effect this has on project cost structures	If the Company does not obtain equity or debt financing on terms favorable to the Company or at all, a decline in asset values that could be deemed to be other than temporary, may result in impairment losses
Prices and price volatility for gold	The price of gold will be favorable; debt and equity markets, interest and exchange rates and other economic factors which may impact the price of gold will be favorable	Changes in debt and equity markets and the spot price of gold; interest rate and exchange rate fluctuations; changes in economic and political conditions

Inherent in forward-looking statements are risks, uncertainties and other factors beyond the Company’s ability to predict or control. Please also make reference to those risk factors referenced in the “Risk Factors” section below. Readers are cautioned that the above chart does not contain an exhaustive list of the factors or assumptions that may affect the forward-looking statements, and that the assumptions underlying such statements may prove to be incorrect. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this MD&A.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any of its future results, performance or achievements expressed or implied by forward-looking statements. All forward-looking statements herein are qualified by this cautionary statement. Accordingly, readers should not place undue reliance on forward-looking statements. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements whether as a result of new information or future events or otherwise, except as may be required by law. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements, unless required by law.

Company Business

Rio Novo was incorporated on January 4, 2008 under the name Ferdi Investments Inc. pursuant to the BVI Business Companies Act, 2004 [the “BVI Act”]. The Company changed its name to Rio Novo Holdings S.A. on May 14, 2008 and to Rio Novo Gold Inc. on January 5, 2010. The Company’s registered office is located at the Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, British Virgin Islands. The Company maintains operating offices at Av das Americas 8445, sala 517, Edificio Barra Tower, Barra da Tijuca, Rio de Janeiro, Brazil and Cra 19 N° 72-61, Urb. Santa Clara, Manizales, Colombia; and has a corporate office at 82 Richmond Street East, Toronto, Ontario, M5C 1P1. As at the date of this MD&A, the Company is controlled by Northwestern Enterprises Ltd. [“Northwestern”].

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

In this MD&A, references to the Company also include the Company’s subsidiaries, as the context requires.

The following diagram sets forth the intercorporate relationships between the Company and its subsidiaries as at December 31, 2016, together with the jurisdiction of incorporation of each such entity:

Rio Novo is focused on the exploration and development of gold properties in Brazil and Colombia. The Company has measured & indicated resources of 1,191,252 oz. and 1,464,831 inferred oz. of gold at two projects in Brazil [Almas Gold Project and Matupá Gold Project [former Guarantã Gold Project]] and one in Colombia [Tolda Fria Gold Project]. In particular, the Almas Gold Project has measured & indicated resources of 839,033 oz. and 496,131 inferred oz. of gold, the Matupá Gold Project [former Guarantã Gold Project] has measured & indicated resources of 347,400 oz. and 21,700 inferred oz. of gold and the Tolda Fria Gold Project has measured & indicated resources of 4,819 oz. and 947,000 inferred oz. of gold.

Both the Almas Gold Project, located in Tocantins State, and the Matupá Gold Project [former Guarantã Gold Project], located in Mato Grosso State, enjoy established infrastructure, including paved highways, main grid power, cellular phone service and nearby towns in mining friendly jurisdictions. The Almas Gold Project is also permitted for construction. The Almas and Matupá Gold Projects were previously owned by Vale S.A. [“Vale”], a major Brazilian mining company [formerly Companhia Vale do Rio Doce].

The Almas Gold Project consists of three deposits [Paiol, Vira Saia and Cata Funda] and several exploration targets including: Nova Prata/Espinheiro, Jacobina and Morro do Carneiro. Of these, only the three deposits have seen significant exploration work. From 1996-2001, Vale operated an open-pit mine and heap leach operations that produced almost 87,000 ounces from 2.0 million tonnes [Mt] ore from the Paiol deposit, but operations were suspended due to the low gold prices in 2001. All installations were dismantled and disposed of and the area rehabilitated.

The Matupá Gold Project consists of one deposit [“the X1 deposit”] and several exploration targets [the Matupá, Guarantã Ridge, V4, V5, V6, and Fuscão targets]. In 2007, the prior owner of the Matupá Gold Project commenced an exploration program, the majority of which concentrated on drilling the X1 deposit to develop measured and indicated resources. The program continued into 2008 and was assumed by the Company when it acquired the project in early 2010. During the period of 2010-2011, the Company carried out additional drilling at the X1 deposit and started preliminary internal studies to define a geological resource and to investigate the deposit’s metallurgical characteristics.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

The Tolda Fria Gold Project, located in Caldas State, Colombia, was acquired by the Company in May 2011.

Each of the Brazilian properties, comprising the initial Almas Gold property covering 15,324 hectares or about 17% of the land position of the Almas Gold Project, and the Matupá Gold Project, other than the Matupá target and two additional claims [866.618/2011 and 866.219/2011], is subject to a 1.2% net smelter return royalty payable to Mineração Santa Elina Industria e Comercio S/A.

Due to the extremely difficult market environment during 2013, 2014, 2015, 2016 and into 2017, funding has been very difficult for junior exploration companies such as Rio Novo. As a result, Rio Novo’s exploration and development activities were suspended in the second quarter of 2013 and remained in suspension at the date of this MD&A.

Corporate costs have been reduced to extremely low levels. Rio Novo plans to fund its low cost corporate activities from its available cash, as well as from future anticipated financings, by either the issue of debt or securities. In this respect, the following transactions have occurred from January 1, 2016 to the date of this MD&A:

Promissory notes

[a]  On January 4, 2016, Rio Novo extended the promissory note in the amount of $152,752 for a period of nine months, maintaining the terms and creating a new maturity date of July 4, 2016. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on May 10, 2016.

[b] On January 27, 2016, Rio Novo extended the promissory note in the amount of $200,000 for a period of nine months, maintaining the terms and creating a new maturity date of July 27, 2016. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on May 10, 2016.

[c] On January 29, 2016, Rio Novo extended the promissory note in the amount of $375,000 for a period of nine months, maintaining the terms and creating a new maturity date of July 29, 2016. $67,801 of the principal amount owing under the promissory note was subsequently settled pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on May 10, 2016. On May 10, 2016, Rio Novo extended the promissory note in the amount of $307,199 for a period of nine months, maintaining the terms and creating a new maturity date of November 10, 2016. On November 10, 2016, Rio Novo extended the promissory note in the amount of $307,199 for a period of nine months, maintaining the terms and creating a new maturity date of May 10, 2017. During the year, Cyprus River assigned the promissory note to Northwestern.

[d] On February 19, 2016, Rio Novo extended the promissory note in the amount of $65,000 for a period of nine months, maintaining the terms and creating a new maturity date of August 19, 2016. On August 19, 2016, Rio Novo extended the promissory note in the amount of $65,000 for a period of nine months, maintaining the terms and creating a new maturity date of February 19, 2017. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. During the year, Cyprus River assigned the promissory note to Northwestern.

[e]  On February 26, 2016, Rio Novo entered into a promissory note with Cyprus River Holdings Ltd. [“Cyprus River”], pursuant to which Cyprus River agreed to lend the Company $95,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on August 26, 2016. On August 26, 2016, Rio Novo extended the promissory note in the amount of $95,000 for a period of nine months, maintaining the terms and creating a new maturity date of February 26, 2017. Interest on the $95,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. During the year, Cyprus River assigned the promissory note to Northwestern. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

[f] On March 7, 2016, Rio Novo extended the promissory note in the amount of $200,000 for a period of nine months, maintaining the terms and creating a new maturity date of September 6, 2016. On September 6, 2016, Rio Novo extended the promissory note in the amount of $200,000 for a period of nine months, maintaining the terms and creating a new maturity date of March 6, 2017. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. During the year, Cyprus River assigned the promissory note to Northwestern.

[g] On April 11, 2016, Rio Novo extended the promissory note in the amount of $150,000 for a period of nine months, maintaining the terms and creating a new maturity date of October 11, 2016. On October 11, 2016, Rio Novo extended the promissory note in the amount of $150,000 for a period of nine months, maintaining the terms and creating a new maturity date of April 11, 2017. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. During the year, Cyprus River assigned the promissory note to Northwestern.

[h]  On April 20, 2016, Rio Novo entered into a promissory note with Cyprus River, pursuant to which Cyprus River agreed to lend the Company $90,617. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on October 17, 2016. On October 17, 2016, Rio Novo extended the promissory note in the amount of $90,617 for a period of nine months, maintaining the terms and creating a new maturity date of April 20, 2017. Interest on the $90,617 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. During the period, Cyprus River assigned the promissory note to Northwestern. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017.

[i]  On May 10, 2016, Rio Novo issued a promissory note in the amount of $68,773. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on November 10, 2016. On November 10, 2016, Rio Novo extended the promissory note in the amount of $68,773 for a period of nine months, maintaining the terms and creating a new maturity date of May 10, 2017. Interest on the $68,773 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. $805 of the promissory note was subsequently settled pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. During the year, Cyprus River assigned the promissory note to Northwestern.

[j]  On June 9, 2016, Rio Novo entered into a promissory note with Cyprus River, pursuant to which Cyprus River agreed to lend the Company $115,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on December 9, 2016. On December 9, 2016, Rio Novo extended the promissory note in the amount of $115,000 for a period of nine months, maintaining the terms and creating a new maturity date of June 9, 2017. Interest on the $115,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. During the period, Cyprus River assigned the promissory note to Northwestern.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

[k] On October 18, 2016, Rio Novo extended the promissory note in the amount of $200,000 for a period of nine months, maintaining the terms and creating a new maturity date of April 18, 2017. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. During the year, Cyprus River assigned the promissory note to Northwestern.

[l]  On October 11, 2016, Rio Novo extended the promissory note in the amount of $150,000 for a period of nine months, maintaining the terms and creating a new maturity date of April 11, 2017. The promissory note was subsequently settled in full pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on January 6, 2017. During the year, Cyprus River assigned the promissory note to Northwestern.

[m]  On August 12, 2016, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $33,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on February 8, 2017. Interest on the $33,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. On February 8, 2017, Rio Novo extended the promissory note in the amount of $33,000 for a period of nine months, maintaining the terms and creating a new maturity date of August 12, 2017.

[n]  On September 1, 2016, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $41,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on February 28, 2017. Interest on the $41,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. On February 28, 2017, Rio Novo extended the promissory note in the amount of $41,000 for a period of nine months, maintaining the terms and creating a new maturity date of September 1, 2017.

[o]  On September 23, 2016, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $32,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on March 22, 2017. Interest on the $32,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date. On March 22, 2017, Rio Novo extended the promissory note in the amount of $32,000 for a period of nine months, maintaining the terms and creating a new maturity date of September 23, 2017.

[p]  During the period, Cyprus River assigned all promissory notes that have not matured to Northwestern.

[q]  On November 15, 2016, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $112,965. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on May 15, 2017. Interest on the $112,965 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[r]  On December 22, 2016, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $77,220 in satisfaction of interest accrued on the promissory notes settled pursuant to a shares-for-debt agreement entered into May 10, 2016. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on June 20, 2017. Interest on the $77,220 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[s]  On December 23, 2016, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $780,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on June 21, 2017. Interest on the $780,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

A summary of all outstanding promissory notes as at December 31, 2016 is outlined below:

Amount ($)	Lender	Due
65,000	Northwestern	Settled - January 6, 2017
95,000	Northwestern	Settled - January 6, 2017
200,000	Northwestern	Settled - January 6, 2017
150,000	Northwestern	Settled - January 6, 2017
90,617	Northwestern	Settled - January 6, 2017
200,000	Northwestern	Settled - January 6, 2017
150,000	Northwestern	Settled - January 6, 2017
68,773	Northwestern	May 10, 2017
307,199	Northwestern	May 10, 2017
115,000	Northwestern	June 9, 2017
33,000	Northwestern	August 12, 2017
41,000	Northwestern	September 1, 2017
32,000	Northwestern	September 23, 2017
112,965	Northwestern	May 15, 2017
77,220	Northwestern	June 20, 2017
780,000	Northwestern	June 21, 2017
2,517,774

All promissory notes are unsecured and have an interest rate of 5.397% per annum. As at December 31, 2016, all promissory notes are payable to Northwestern.

As at December 31, 2016, aggregate interest expense related to the promissory notes referred to in the schedule above amounted to $97,426 [December 31, 2015 - $99,808] and this amount is included in accounts payable and other liabilities.

Deferred share units [“DSUs”] and stock option activity

[1] On January 14, 2016, the Company granted 233,482 DSU's to directors of the Company as compensation in lieu of cash.

[2] On January 13, 2016, the Company granted 1,250,000 options to officers, employees and directors of the Company. The options have an exercise price of Cdn $0.075 and expire on January 13, 2021. The options vest 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months. The fair value of the options granted have been estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions: an average risk free interest rate of 0.51%; an average expected volatility factor of 122% based on historical trends; an expected dividend yield of nil; and an expected life of 5 years. The fair value of the options was estimated at $58,295. For the year ended December 31, 2016, the impact on salaries and benefits was $32,656.

[3] During the year ended December 31, 2016, 1,117,000 stock options with a weighted average exercise price of $1.62 expired unexercised.

[4] On March 29, 2016, the Company granted 400,000 options to officers, employees and directors of the Company. The options have an exercise price of Cdn $0.13 and expire on March 29, 2021. The options vest 1/3 after 12 months, 1/3 after 24 months and 1/3 after 36 months. The fair value of the options granted have been estimated at the date of grant using the Black-Scholes option pricing model, using the following assumptions: an average risk free interest rate of 0.64%; an average expected volatility factor of 127% based on historical trends; an expected dividend yield of nil; and an expected life of 5 years. The fair value of the options was estimated at $33,678. For the year ended December 31, 2016, the impact on salaries and benefits was $17,151.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

[5] On April 8, 2016, the Company granted 125,721 DSU's to directors of the Company as compensation in lieu of cash.

[6] On July 11, 2016, the Company granted 86,020 DSU's to directors of the Company as compensation in lieu of cash.

[7] On October 4, 2016, the Company granted 77,827 DSU's to directors of the Company as compensation in lieu of cash.

[8] On October 11, 2016, the Company granted 1,033,611 DSU's to a director of the Company for past services performed.

[9] During the year ended December 31, 2015, two directors resigned, allowing the vesting of 1,207,350 DSUs. In addition, during the year ended December 31, 2016, 2,233,918 DSUs held by former employees vested. Under the DSU plan at December 31, 2016, on the settlement date, the Company will, in its sole discretion, either (i) deliver to the holder of DSUs a cash payment, net of any applicable withholdings, equal to the number of DSUs multiplied by the market price of the ordinary shares on the settlement date, or (ii) purchase ordinary shares in the market and deliver such shares to the holder of DSUs in satisfaction of the Company’s obligation under the DSUs. The terms of the DSU plan prohibit the Company from issuing shares from treasury in satisfaction of DSUs unless the approval of the shareholders of the Company is first obtained. As at December 31, 2016, the payments to the former employees and directors have not been made and the DSUs remain outstanding.

On February 3, 2017, at a special meeting of shareholders, shareholders approved amendments to the DSU Plan that provide the Company with the ability to settle DSUs by issuing ordinary shares from treasury.

Ordinary share activity

•	On May 25, 2016, Rio Novo completed a non-brokered private placement of 13,771,114 ordinary shares of the Company to Cyprus River, at an issue price of Cdn $0.1050 per ordinary share for an aggregate subscription amount of Cdn $1,445,967 (or $1,126,553). This private placement has been made pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into on May 10, 2016. The full subscription amount has been applied to satisfy an equal principal amount owing by the Company to Cyprus River, as follows:

(i)	the promissory note dated December 11, 2015 in the principal amount of $230,000;

(ii)	the promissory note dated June 9, 2015 in the principal amount of $150,000;

(iii)	the promissory note dated December 12, 2014 in the principal amount of $216,000;

(iv)	the promissory note dated December 21, 2015 in the principal amount of $110,000;

(v)	the promissory note dated July 2, 2014 in the principal amount of $152,752;

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

(vi) the promissory note dated January 23, 2015 in the principal amount of $200,000; and

(vii)  $67,801 of the principal amount owing under the promissory note dated July 30, 2014 in the principal amount of $375,000 issued by the Company to Cyprus River.

•	On January 6, 2017, Rio Novo completed a non-brokered private placement of 15,000,000 ordinary shares of the Company to Northwestern, at an issue price of Cdn.$0.085 per ordinary share for an aggregate subscription amount of Cdn.$1,275,000 (or $951,422).

This private placement has been made pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into between the Company and Northwestern. The number of ordinary shares to be issued is equal to 9.9% of the currently outstanding ordinary shares. The full subscription amount has been applied to satisfy an equal principal amount owing by the Company to Northwestern, as follows:

(i)	the promissory note dated August 19, 2015 in the principal amount of $65,000;

(ii)	the promissory note dated February 26, 2016 in the principal amount of $95,000;

(iii)	the promissory note dated March 6, 2015 in the principal amount of $200,000;

(iv)	the promissory note dated October 10, 2014 in the principal amount of $150,000;

(v)	the promissory note dated April 20, 2016 in the principal amount of $90,617;

(vi)	the promissory note dated April 17, 2015 in the principal amount of $200,000;

(vii)	the promissory note dated October 20, 2015 in the principal amount of $150,000; and

(viii)  $805 of the principal amount owing under the promissory note dated May 5, 2016 in the principal amount of US$68,773 issued by the Company and held by Northwestern.

Outstanding property payments

The Company is currently renegotiating the terms of the option acquisition agreement on the Matupá prospect exploration license, making up part of the peripheral area of the Matupá Gold Project in relation to these payments. There is no guarantee that such negotiations will result in the Company maintaining all of its interests in the underlying properties. The Company has not accrued for the option payments totaling $580,000 that are past due at December 31, 2016 under this arrangement. An additional payment of $1,000,000 is payable 12 months after the commencement of production in the area of the Matupá prospect exploration license. Also, if the Company does not reach production on the Almas Gold Project by June 30, 2017, additional annual payments of $400,000 will be due until the project reaches production.

On August 4, 2016, the Company entered into an amended agreement of the Vira Saia and Nova Prata exploration licences requiring payment of $1,000,000 by January 31, 2017 for prior year payments which has been included in accounts payable at December 31, 2016. On February 20, 2017, the Company made this payment and the agreement is in good standing. As a result, the impairment of $4,759,000 recorded in fiscal 2015 as a result of the uncertainty relating to the successful renegotiations of this option agreement has been reversed in fiscal 2016. In December 2015, Rio Novo decided to write-down the Almas Gold Project by $4,759,000 due to uncertainty surrounding the ownership of certain licenses under option.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

If the Company did not maintain its interest in the underlying properties, material write-downs would be required.

In May of 2015, Rio Novo made a decision to write down the 2012 drilling and exploration campaign executed at the Tolda Fria Gold Project. The total value of the write down was $2,952,849. The drilling effort had been problematic given the coarse nature of the gold at the project and although drilling intersected various of the known structures, high grades previously identified in the Tolda Fria tunnels were not confirmed at depth. Staff analysis completed in 2015 determined that due to the coarse gold nature of the deposit, drilling was unlikely to work on the project and that the 2012 drilling and exploration campaign did not advance the exploration of the project. The Company will focus on bulk sampling instead.

Rio Novo will continue to undertake additional measures to further reduce corporate overhead costs. The majority of the Company's expenses at this stage of operations are discretionary and subject to change.

Selected Annual Financial Information

The following is selected financial data derived from the audited financial statements of the Company at December 31, 2016, 2015 and 2014 and for the years ended December 31, 2016, 2015 and 2014.

	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Net income (loss) and other comprehensive income (loss) Net income (loss) per share (basic and diluted)	$4,427,866 $0.03	($12,224,016) ($0.09)	($3,577,045) ($0.03)
	As at December 31, 2016	As at December 31, 2015	As at December 31, 2014
Mineral property interests Total assets Total liabilities	$73,127,817 $78,909,746 $13,917,165	$66,919,976 $72,743,823 $13,355,468	$74,259,286 $80,198,316 $8,619,445

•	The net income for the year ended December 31, 2016, consisted primarily of (i) salaries and benefits of $565,522; (ii) professional fees of $287,656; (iii) office and general of $320,791; (iv) regulatory fees of $47,950; (v) travel of $36,419; (vi) depreciation of $3,561; and (vii) foreign exchange loss of $42,212.

•	The net loss for the year ended December 31, 2015, consisted primarily of (i) salaries and benefits of $280,626; (ii) professional fees of $176,703; (iii) office and general of $321,227; (iv) regulatory fees of $17,524; (v) travel of $19,551; (vi) depreciation of $35,261; and (vii) write-off of exploration and evaluation assets of $7,711,849.

Page | 11

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

•	The net loss for the year ended December 31, 2014, consisted primarily of (i) salaries and benefits of $790,648; (ii) professional fees of $203,139; (iii) office and general of $270,352; (iv) regulatory fees of $96,460; (v) travel of $33,631; (vi) depreciation of $58,565; (vii) gain on warrant revaluation of $27,031; (viii) settlement fee of $22,000; and (ix) write-off of exploration and evaluation assets of $200,000.

•	As the Company has no revenue, its ability to fund its operations is dependent upon securing financing through the sale of equity or assets. The value of any mineral asset is dependent upon the existence of economically recoverable mineral reserves, the ability to obtain the necessary financing to complete exploration and development, and the future profitable production or proceeds from disposition of such properties. See “Risk Factors” below.

Technical Reports

The Almas Gold Project's Technical Report [the “Almas Technical Report”], entitled “Feasibility Study Technical Report for the Almas Gold Project, Almas Municipality, Tocantins, Brazil”, has been prepared by Runge Pincock Minarco [“RPM”]. The Almas Technical Report, which is compliant with National Instrument 43-101 [“NI 43-101”], has an effective date of August 9, 2016 and is available under the Company's profile on SEDAR at www.sedar.com and on the Company's website at www.Rnovogold.com.

In addition, for detailed information on the Tolda Fria Gold Project please refer to the technical report dated May 31, 2011, entitled “NI 43-101 Technical Report on the Toldafria Project, Manizales, Colombia” prepared by William J. Crowl, R.G., and Donald Hulse, P.E., of Gustavson Associates, LLC, which is available on SEDAR at www.sedar.com and on the Company's website at www.Rnovogold.com.

Corporate Update

At December 31, 2016, the Company had assets of $78,909,746 and shareholders’ equity of $64,992,581. This compares with assets of $72,743,823 and shareholders’ equity of $59,388,355 at December 31, 2015. At December 31, 2016, the Company had $5,300,165 of current liabilities, compared to $3,490,468 of current liabilities at December 31, 2015.

At December 31, 2016, the Company had a working capital deficiency of $5,206,807, compared to a working capital deficiency of $3,371,371 at December 31, 2015. The Company had cash and cash equivalents of $40,609 at December 31, 2016, compared to $59,906 at December 31, 2015, a decrease of $19,297, due to loans from Cyprus River and Northwestern which were offset by ongoing operating and care and maintenance costs. Loans provided by Cyprus River and Northwestern generating proceeds of $1,445,575. Cyprus River and Northwester are related parties. See “Company Business” above. The Company requires additional funding to continue operations.

The Company is maintaining three key senior employees, Patrick Panero [President/Chief Executive Officer [“CEO”]], Carmelo Marrelli [Chief Financial Officer [“CFO”]] and Jose Rangel – VP Controller and Treasurer, and four junior staff members required for security and public reporting purposes.

There is no assurance that Northwestern will continue to fund the day-to-day operations of Rio Novo until a debt or equity transaction is completed.

Page | 12

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

General Update – Almas Gold Project

The Company is maintaining the Almas Gold Project on a care and maintenance basis until a financing is completed.

On September 22, 2016, Rio Novo filed the updated Definitive Feasibility Study (the “Updated FS”) for the Almas Gold Project, dated August 9, 2016. The Updated FS is authored by RPM, Rio Novo’s independent engineering consultant, and complies with the requirements of NI 43-101.

The Updated FS demonstrates an advanced stage, fully permitted project with an existing, on-site 5,800 ton/day ball mill, robust return metrics, significant expected cash flow and forecast payback to debt and equity in less than two years. As such, civil works can commence once project financing is complete, and it is expected that commercial operation can be achieved within 18 months after beginning of construction.

Updated Feasibility Study Highlights

The Updated FS was performed in order to review how current market conditions have affected both capital expenditures [“Capex”] and operating expenditures [“Opex”] since RPM completed the original feasibility study for the Project in 2013. The significant appreciation of the US Dollar against the Brazilian Real since 2013 results in substantial reductions in both Capex and Opex in US$ terms. In addition, the mining industry slowdown globally, and within Brazil, provides an opportunity to further reduce costs for equipment and services. The analysis of the effect of these key variables or inputs was the principal focus of the Updated FS effort. Together, such effects reduce overall estimated costs for the Project and provide significantly improved Project after tax, return metrics. The base case assumptions used are a gold price of US$1,250 and a BRL 3.5 to US$1 rate of exchange [the BRL Forex rate used is a bank consensus figure Q1, 2017 as of July 28, 2016].

A summary highlight of the differences between the original [2013] feasibility study base case return metrics and the Updated FS profile appears below.

	2013	2016
Exch.Rate	US$ 1 = BRL 2.0	US$ 1 = BRL 3.50
Gold Price	US$ 1,450	US$ 1,250
Capex	$ 150 mm	$ 92.6 mm
Sust CPX	$ 88 mm	$ 62.6 mm
Opex C1	$ 721	$ 602
Opex C2	$ 775	$ 652
NPV	$ 131 mm	$ 146.7 mm
IRR	22.10%	34.30%
Payback	2.8 years	1.8 years

The Rio Novo and RPM effort focused on reviewing, re-quoting and re-assessment of various aspects of the Almas project. Such aspects include Capex, sustaining Capex, mining costs, SG&A, title & land holding status, permitting status as well as a complete review and update of the financial model for Almas.

Page | 13

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Other items from the 2013 feasibility study were reviewed for stability of content and were left unchanged. Such items include history, geology, exploration, exploration results, mineral resources, reserves, mining methods and other items, which were established and memorialized within the 2013 feasibility study. These items are also included in the Updated FS but remain largely unchanged from the original feasibility study.

As an example of the update effort, Rio Novo staff re-quoted [and RPM validated] Capex items originally quoted in 2013 [the “Capex Update”]. The Capex Update focused on industrial plant, machinery, equipment, civil works and pre-operational items. It provides a comprehensive review of the changes in the market from 2013 to today. In addition, certain key items, such as pre-stripping, land acquisition and transmission line costs, were also re-evaluated.

The Capex Update effort re-quoted 61 “packages” of items, which within them contain approximately 5,000 individual items [this includes all needed imported equipment items]. All "packages" received a minimum of three new quotes, with many receiving four or five quotes.

The reduction in the US$ Capex value is due in part to the devaluation of the R$ relative to the US$. However, the Updated FS effort also found that “dormant” market conditions reduced the R$ value of many items, such as the EPCM contract. Rio Novo believes that further reductions to the Capex Update are possible during a future negotiation process.

The following table presents the sensitivity of the project to exchange rate and gold price variations:

ASSUMPTIONS & PARAMETERS	BRL 3.00 -USD 1,00			BRL 3.50 -USD 1,00			BRL 4.00 -USD 1,00
Gold price (LOM Avg)	1,150	1,250	1,350	1,150	1,250	1,350	1,150	1,250	1,350
Exchange Rate	3.00	3.00	3.00	3.50	3.50	3.50	4.00	4.00	4.00
INITIAL CAPEX	106.2	106.2	106.2	92.6	92.6	92.6	82.4	82.4	82.4
Project NPV@5% (USD million)	54.3	95.4	135.5	107.2	146.7	185.9	145.4	184.6	223.9
Total Cash Flow (USD million)	112.4	170.4	227.4	183.4	239.5	295.1	235.0	290.5	345.9
Internal Rate Of Return	15.2%	22.4%	29.2%	26.9%	34.3%	41.5%	37.1%	45.0%	52.7%
OPEX Unit Cost (w/o Refining & CFEM) p/oz	689	689	689	602	602	602	536	536	536
Total Cash Cost p/oz.	737	740	743	650	653	656	584	587	590

Project Summary

The Almas Gold Project is located in the municipality of Almas, in Tocantins State, Brazil. The Project consists of three separate open pit mining areas and a central processing facility. The Almas Projects’ three main gold deposits, Paiol, Cata Funda and Vira Saia, are along a 15 km long corridor of the Almas Greenstone Belt, a Paleoproterozoic volcano-sedimentary sequence which hosts numerous orogenic gold occurrences. Mining activity at the Project will commence at the Paiol pit and will be followed sequentially first at the Cata Funda pit and finally the Vira Saia pit before returning to the Paiol pit and the Paiol heap leaching tails.

Rio Novo’s mineral rights covering the Paiol and Cata Funda gold deposits are controlled, respectively, by two Mining Concessions (9,137 ha). The Vira Saia deposit is held by two Exploration Permits (4,483.75 ha) acquired from a third-party in 2012.

Additional Highlights of the Almas Project are as Follows:

•	43-101 Proven & Probable Reserves of 763,940 ounces of gold;

Page | 14

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

•	Average annual refined gold production of 73,172 oz over the first three years of production at an average grade of 1.25 g/t;

•	Total refined gold production of 700,754 oz over 13.5 years at an average grade of 0.87 g/t;

•	Full ramp up to 2.05 Mtpa capacity within 18 months from project financing;

•	Average gold recovery of 92% to bullion;

•	Pre-production capital expenditures of US$92.6 million, including pre-stripping of the Paiol pit and recoverable taxes;

•	Sustaining capital expenditures of US$62.9 million, including pre-production stripping of Cata Funda and Vira Saia pits, recoverable taxes and mine closure costs;

•	Average Life of Mine [“LOM”] cash operating costs of US$602/oz;

Total reserves are to be mined from three deposits: Paiol, the project’s primary deposit, and two satellite deposits, Vira Saia and Cata Funda, located 5km and 15km away, respectively. The total reserves to be processed also include spent heap leach residue stockpiled by Vale, the previous operator at Paiol. Table 1-2 shows the reserves by pit for the Almas gold project.

Table -1 Reserve Estimate

Pit	Reserve Category	Tonnes	Grade: Au g/t	Contained Au (Oz)
Paiol	Proven Probable	15,199,497 7,430,490	0.80 0.84	389,765 201,026
	Subtotal Ore	22,629,987	0.81	590,791
Cata Funda	Proven Probable	557,718 321,735	1.82 1.57	32,668 16,209
	Subtotal Ore	879,453	1.73	48,877
Vira Saia	Proven Probable	1,786,936 360,582	1.13 1.09	64,920 12,601
	Subtotal Ore	2,147,518	1.12	77,521
In-Pit	Ore	25,656,958	0.87	717,189
	Waste	133,006,951
	Total	158,663,909
	Strip Ratio:	5.18
Leach Pad	-	1,647,656	0.88	46,752

Technical Information

The Almas Technical Report, entitled “Feasibility Study Technical Report for the Almas Gold Project, Almas Municipality, Tocantins, Brazil”, has been prepared by RPM. The Almas Technical Report, which is compliant with NI 43-101, has an effective date of August 9, 2016 and is available under the Company's profile on SEDAR at www.sedar.com and on the Company's website at www.Rnovogold.com.

Page | 15

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Contributors and Qualified Persons to the Updated FS are listed below

Richard Kehmeier	RPM
Paul Gates	RPM

The section “General Update – Almas Gold Project” has been reviewed and approved by Richard Kehmeier and Paul Gates of RPM, both qualified persons for the purposes of NI 43-101.

General Update – Other Projects

Rio Novo did not carry out any significant work on its other projects during the year ended December 31, 2016 and is maintaining these projects on a care and maintenance basis.

Budgeted Expenditures – Exploration and Project Development

At the date of this MD&A, the Company does not have sufficient funds to finance its various projects. Management continues to pursue strategic alternatives for financing but this is proving to be quite difficult in the current market environment. There can be no assurance that additional financing or shareholder loans, if and when required, will be available or on terms acceptable to the Company.

Trends

Although there can be no assurance that additional funding will be available to the Company, management is of the opinion that the gold price will be favourable and hence, it may be possible to obtain additional funding for its projects. However, the Company remains cautious in case the economic factors that impact the mining industry deteriorate. Currently, access to capital to fund small companies, such as Rio Novo, is practically non-existent. As a result, the Company’s projects have been put on care and maintenance until a financing or debt transaction can be completed.

It is important to note that the devaluation of the Brazilian R$ relative to the US$ may have an effect on the economics of the Company’s projects. Devaluation of local currency affects both capital expenditures and operating costs. In addition, it is now clear that market conditions for the mining industry were overheated at the time of the completion of the Definitive Feasibility Study for the Almas Project in 2013 and that there has been a significant reduction in activity in the mining sector. Rio Novo is studying the effect that this has on project economics and will determine if these effects warrant new strategies for project implementation.

The Company’s long-term goal remains to become a producer of gold from its Almas gold mine. The property enjoys established infrastructure in a mining friendly jurisdiction and has completed the related Feasibility Study Technical Report for the Almas Gold Project in August 2016. As soon as financial conditions allow, the Company intends to continue exploration activities on two of its other properties [the Matupá Gold Project in Brazil and the Tolda Fria Gold Project in Colombia].

The Company’s near term goals are to continue to develop its various projects.

Apart from these and the risk factors noted under the heading “Risk Factors”, management is not aware of any other trends, commitments, events or uncertainties that would have a material effect on the Company’s business, financial condition or results of operations.

Page | 16

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Discussion of Operations

Year ended December 31, 2016, compared to the year ended December 31, 2015

During the year ended December 31, 2016, the Company had no operating revenues and reported net income of $4,427,866 with basic and diluted income per share of $0.03. That compares to a net loss of $12,224,016, with basic and diluted loss per share of ($0.09) in the comparable period of 2015. The decrease of $16,651,882 in net loss can be attributed to:

•	Salaries and benefits amounted to $565,522 for the year ended December 31, 2016, compared to $280,626 for the comparative period in 2015. The increase of $284,896 is mainly attributable to higher DSU compensation to current and former directors and officers of the Company. DSUs are marked to market at each reporting date and the cumulative change is charged to salaries and benefits.

•	Professional fees amounted to $287,656 for the year ended December 31, 2016, compared to $176,703 for the comparative period in 2015. The increase of $110,953 is attributable to increased corporate activity requiring consulting, legal and business development services from non-related service providers to the Company.

•	Travel expense increased by $16,868 during the year ended December 31, 2016, compared with the same period in 2015. This increase was primarily due to higher management travel costs to increase Rio Novo’s investor profile. These activities were minimal in 2015.

•	Differences in foreign exchange resulted in a loss of $42,212 during the year ended December 31, 2016, compared to a gain of $200,836 during the same period in 2015, attributable to US dollar, Brazilian real and Colombian peso exchange rate fluctuations.

•	Interest and other expense increased by $172,553 during the year ended December 31, 2016, compared with the same period in 2015, reflecting a decline in invested funds from previous financings and accrued interest on loans provided by Cyprus River and Northwestern.

•	Income tax recovery increased to $1,248,000 during the year ended December 31, 2016 [year ended December 31, 2015 – income tax provision of $3,759,641]. Under IFRS deferred taxes are recognized on differences related to non-monetary assets and liabilities that are measured in the local currency for tax purposes. As a result of significant foreign exchange fluctuations in the Brazilian real, a large deferred tax liability is being recognized on exploration and evaluation assets and plant and equipment located in Brazil.

•	During the year ended December 31, 2015, the Company incurred a write-off of exploration and evaluation assets of $2,952,849 related to poor results at the Tolda Fria Gold Project.

•	On August 4, 2016, the Company entered into an amended agreement of the Vira Saia and Nova Prata exploration licences requiring payment of $1,000,000 by January 31, 2017 for prior year payments which has been included in accounts payable at December 31, 2016. On February 20, 2017, the Company made this payment and the agreement is in good standing. As a result, the impairment of $4,759,000 recorded in fiscal 2015 as a result of the uncertainty relating to the successful renegotiations of this option agreement has been reversed in fiscal 2016.

•	All other expenses related to general working capital purposes.

Page | 17

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Three months ended December 31, 2016, compared to the three months ended December 31, 2015

During the three months ended December 31, 2016, the Company had no operating revenues and reported a net loss of $444,605 with basic and diluted loss per share of $0.00. That compares to a net loss of $3,768,409, with basic and diluted loss per share of $0.03 in the comparable period of 2015. The decrease of $3,323,804 in net loss can be attributed to:

•	Salaries and benefits amounted to [$367,368] for the three months ended December 31, 2016, compared to [$36,634] for the comparative period in 2015. The decrease of $330,734 is mainly attributable to lower DSU compensation to current and former directors and officers of the Company. DSUs are marked to market at each reporting date and the cumulative change is charged to salaries and benefits.

•	Professional fees amounted to $70,209 for the three months ended December 31, 2016, compared to $89,769 for the comparative period in 2015. The decrease of $19,560 is attributable to decreased corporate activity requiring consulting, legal and business development services from non-related service providers to the Company.

•	Office and general costs decreased by $56,232 during the three months ended December 31, 2016, compared with the same period in 2015. This decrease was primarily due to lower support costs for the Company’s Brazilian and Colombian operations. The Company continues to assess these costs to ensure that cost-effective choices are being made.

•	Travel expense increased by $3,649 during the three months ended December 31, 2016, compared with the same period in 2015. This increase was primarily due to higher management travel costs to increase Rio Novo’s investor profile. These activities were minimal in 2015.

•	Differences in foreign exchange resulted in a gain of $10,075 during the three months ended December 31, 2016, compared to a loss of $34,869 during the same period in 2015, attributable to US dollar, Brazilian real and Colombian peso exchange rate fluctuations.

•	Interest and other expense increased by $113,940 during the three months ended December 31, 2016, compared with the same period in 2015, reflecting a decline in invested funds from previous financings and accrued interest on loans provided by Cyprus River and Northwestern.

•	Income tax provision increased to $5,199,000 during the three months ended December 31, 2016 [three months ended December 31, 2015 – income tax recovery of $1,322,120]. Under IFRS deferred taxes are recognized on differences related to non-monetary assets and liabilities that are measured in the local currency for tax purposes. As a result of significant foreign exchange fluctuations in the Brazilian real, a large deferred tax liability is being recognized on exploration and evaluation assets and plant and equipment located in Brazil.

•	On August 4, 2016, the Company entered into an amended agreement of the Vira Saia and Nova Prata exploration licences requiring payment of $1,000,000 by January 31, 2017 for prior year payments which has been included in accounts payable at December 31, 2016. On February 20, 2017, the Company made this payment and the agreement is in good standing. As a result, the impairment of $4,759,000 recorded in fiscal 2015 as a result of the uncertainty relating to the successful renegotiations of this option agreement has been reversed in fiscal 2016.

•	All other expenses related to general working capital purposes.

Page | 18

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Liquidity and Capital Resources

The Company does not generate cash from mining operations. In order to fund its exploration work and administrative activities, the Company is dependent upon financing through the issuance of shares or debt sources. From January 1, 2016 to December 31, 2016, the Company received funding aggregating $1,445,575 from Cyprus River and Northwestern. Cumulative funding at December 31, 2016 owed to Northwestern amounted to $2,517,774. Northwestern is also considered a related party. See “Company Business” above.

The Company’s aggregate operating, investing and financing activities during the year ended December 31, 2016 resulted in a net cash position of $40,609 [$59,906 at December 31, 2015] and a working capital deficit of $5,206,807 [working capital deficit of $3,371,371 at December 31, 2015]. In total, the Company’s shareholders’ equity at December 31, 2016, was $64,992,581, an increase of $5,604,226 from the balance of December 31, 2015, mainly as a result of the net income for the year ended December 31, 2016 of $4,427,866.

At the date of this MD&A, the Company will continue to monitor its cash outflows until financing is sourced. Until such financing is arranged, the Company has minimized all costs, to the extent possible. The Company’s use of cash is currently and is expected to continue to be focused on funding of its general corporate expenditures.

The Company’s total current liabilities at December 31, 2016 include accounts payable to suppliers and other liabilities of $2,782,391 [$1,291,716 at December 31, 2015]. Loans payable to Northwestern amounted to $2,517,774 [$2,198,752 at December 31, 2015]. The Company’s cash and cash equivalents at December 31, 2016 of $40,609 is not sufficient to satisfy its accounts payable and other liabilities. As a result, the Company will limit its corporate expenses, defer payments where possible and sell certain assets, if necessary.

Based on the current rate of expenditure, Rio Novo will require additional sources of cash in order to pay overdue debts and cover corporate costs for the next 12 months. As a result, the Company continues to seek financing. There is no assurance that a financing can be raised upon terms acceptable to the Company or at all. See “Risk Factors” below. Given current market conditions for Rio Novo this may be a challenge. Inability to obtain financing may result in a decline in asset values that could be deemed to be other than temporary and may result in impairment losses.

Critical Accounting Estimates

The preparation of quarterly and yearly consolidated financial statements in conformity with IFRS requires the Company’s management to make judgments, estimates and assumptions about future events that affect the amounts reported in the unaudited condensed interim consolidated financial statements and related notes to the financial statements. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results may differ from those estimates.

The areas which require management to make significant judgments, estimates and assumptions in determining carrying values include, but are not limited to:

Assets’ carrying values and impairment charges

In the determination of carrying values and impairment charges, management looks at the higher of recoverable amount or fair value less costs to sell in the case of assets and at objective evidence, significant or prolonged decline of fair value on financial assets indicating impairment. These determinations and their individual assumptions require that management make a decision based on the best available information at each reporting period.

Page | 19

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Capitalization of exploration and evaluation costs

Management has determined that exploration and evaluation costs incurred during the period have future economic benefits and are economically recoverable. In making this judgment, management has assessed various sources of information including but not limited to the Company's technical report for the positive Feasibility Study provided by RPM dated August 9, 2016 for the Almas Gold Project, geologic and metallurgic information, proximity of operating facilities, operating management expertise and existing permits.

Mineral reserve estimates

The figures for mineral reserves and mineral resources are determined in accordance with NI 43-101, “Standards of Disclosure for Mineral Projects”, issued by the Canadian Securities Administrators. There are numerous uncertainties inherent in estimating mineral reserves and mineral resources, including many factors beyond the Company’s control. Such estimation is a subjective process, and the accuracy of any mineral reserve or mineral resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Differences between management’s assumptions including economic assumptions such as metal prices and market conditions could have a material effect in the future on the Company’s financial results.

Impairment of exploration and evaluation assets

While assessing whether any indications of impairment exist for exploration and evaluation assets, consideration is given to both external and internal sources of information. Information the Company considers include changes in the market, the economic and legal environment in which the Company operates that are not within its control and affect the recoverable amount of exploration and evaluation assets. Internal sources of information include the manner in which exploration and evaluation assets are being used or are expected to be used and indications of expected economic performance of the assets. Estimates include but are not limited to estimates of the discounted future after-tax cash flows expected to be derived from the Company’s mining properties, costs to sell the properties and the appropriate discount rate. Reductions in metal price forecasts, increases in estimated future costs of production, increases in estimated future capital costs, reductions in the amount of recoverable mineral reserves and mineral resources and/or adverse current economics can result in a write-down of the carrying amounts of the Company’s exploration and evaluation assets.

Income and other taxes and recoverability of potential deferred tax assets

The Company is subject to income and other taxes in various jurisdictions. Significant judgment is required in determining the Company’s provisions for taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. The determination of the Company’s income and other tax liabilities requires interpretation of complex laws and regulations often involving multiple jurisdictions. The Company’s interpretation of taxation law as applied to transactions and activities may not coincide with the interpretation of the tax authorities. All tax filings are subject to audit and potential reassessment subsequent to the financial statement reporting period. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the tax related accruals and deferred income tax provisions in the period in which such determination is made. All estimates for value added and withholding taxes have been included in accounts payable and other liabilities.

Page | 20

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Share-based payments

Management determines costs for share-based payments using market-based valuation techniques. The fair value of the market-based and performance-based non-vested share awards are determined at the date of grant using generally accepted valuation techniques. Assumptions are made and judgment used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price, expected dividend yield, future employee turnover rates and future employee stock option exercise behaviours and corporate performance. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates.

Off-Balance-Sheet Arrangements

As of the date of this filing, the Company does not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on the financial performance or financial condition of the Company, including, and without limitation, such considerations as liquidity and capital resources.

Outstanding Share Data

As of the date of this MD&A, the Company had 178,754,016 issued and outstanding ordinary shares. At the date of this MD&A, the Company had 2,910,000 stock options outstanding, each entitling the holder to acquire one ordinary share.

In addition, the Company issued a total of 7,722,804 DSUs as compensation for directors in lieu of cash and severance for employees of the Company who were terminated.

Disclosure Controls and Procedures

Management has designed and evaluated the effectiveness of the Company’s disclosure controls and procedures and the internal controls on financial reporting and has concluded that, based on its evaluation, they are sufficiently effective as of December 31, 2016, to provide reasonable assurance that material information relating to the Company and its consolidated subsidiaries is made known to management and disclosed in accordance with applicable securities regulations.

Internal Controls over Financial Reporting [“ICFR”]

Management is responsible for certifying the design of the Company’s ICFR as required by Multilateral Instrument 52-109 – “Certification of Disclosure in Issuers’ Annual and Interim Filings” and CSA staff notice 52-316 – “Certification of Design of Internal Control over Financial Reporting”. The Company’s ICFR are intended to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with applicable accounting standards. ICFR should include those policies and procedures that establish the following:

•	maintenance of records in reasonable detail that accurately and fairly reflect the transactions and dispositions of the Company’s assets;
•	reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with applicable accounting standards;

Page | 21

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

•	receipts and expenditures are only being made in accordance with authorizations of management and the Board of Directors; and
•	reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

Because of their inherent limitations, ICFR may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management, including the CEO and CFO, have evaluated the design of the Company’s internal controls over financial reporting as of December 31, 2016, pursuant to the requirements of Multilateral Instrument 52-109. Management follows the Integrated Framework published by the Committee of Sponsoring Organizations of the Treadway Commission [COSO]. The Company has designed appropriate ICFR for the nature and size of its business, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements for external purposes in accordance with applicable accounting standards.

There have been no changes in ICFR during the year ended December 31, 2016, that have materially affected, or are reasonably likely to materially affect, the Company’s ICFR.

Change in Accounting Policies

Not applicable

New Standards and Interpretations Not Yet Adopted

IFRS 9 - Financial Instruments [“IFRS 9”] was issued by the IASB on November 12, 2009 and will replace IAS 39 - Financial Instruments: Recognition and Measurement [“IAS 39”]. IFRS 9 replaces the multiple rules in IAS 39 with a single approach to determine whether a financial asset is measured at amortized cost or fair value and a new mixed measurement model for debt instruments having only two categories: amortized cost and fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. IFRS 9 will be effective as at January 1, 2018 with early adoption permitted. The Company is in the process of assessing the impact of this pronouncement.

Page | 22

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Selected Quarterly Information

Three Months Ended	Total Sales [$]	Profit or Loss
		Total [$]	Per Share [$] [9]
December 31, 2016	-	[444,605] [1]	[0.00]
September 30 ,2016	-	[452,928] [2]	[0.00]
June 30, 2016	-	1,357,839 [3]	0.01
March 31, 2016	-	3,967,560 [4]	0.03
December 31, 2015	-	[3,768,409] [5]	[0.03]
September 30, 2015	-	[2,861,392] [6]	[0.02]
June 30, 2015	-	[2,611,939] [7]	[0.02]
March 31, 2015	-	[2,982,276] [8]	[0.02]

[1] Net loss of $444,605 includes income tax expense - deferred of $5,199,000;

[2] Net loss of $452,928 includes administrative expenses of $361,751;

[3] Net income of $1,357,839 includes income tax recovery - deferred of $2,002,000;

[4] Net income of $3,967,560 includes income tax recovery - deferred of $4,525,000;

[5] Net loss of $3,768,409 includes income tax recovery - deferred of $1,322,120. In addition, the net loss also includes the write-down of the Almas Gold Project by $4,759,000 due to uncertainty surrounding the ownership of certain licenses;

[6] Net loss of $2,861,392 includes income tax provision - deferred of $2,995,009;

[7] Net loss of $2,611,939 includes income tax recovery - deferred of $602,179. In addition, the net loss also includes the write-off of exploration and evaluation assets of $2,952,849 related to poor results at the Tolda Fria Gold Project;

[8] Net loss of $2,982,276 includes income tax provision - deferred of $2,688,931; and

[9] Per share amounts are rounded to the nearest cent therefore aggregating quarterly amounts may not reconcile to year-to-date per share amounts.

Related Party Transactions

[a]  During the year end December 31, 2016, the Company paid professional fees of $41,638 [year ended December 31, 2015 - $47,802] to Marrelli Support Services Inc. [“Marrelli Support”], an organization of which Carmelo Marrelli is President. Mr. Marrelli is the CFO of Rio Novo. These services were incurred in the normal course of operations for general accounting and financial reporting matters. Marrelli Support also provides bookkeeping services to the Company. As at December 31, 2016, Marrelli Support is owed $16,824 [December 31, 2015 - $7,655]. This amount was included in accounts payable and other liabilities and was unsecured, non-interest bearing and due within 30 days.

Page | 23

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

[b]  During the year ended December 31, 2016, the Company paid professional fees of $13,697 [year ended December 31, 2015 - $12,175] to DSA Corporate Services Inc. ["DSA"], an organization of which Mr. Marrelli controls. Mr. Marrelli is also the corporate secretary and sole director of DSA. These services were incurred in the normal course of operations for corporate secretarial matters. All services were made on terms equivalent to those that prevail with arm's length transactions. As at December 31, 2016, DSA is owed $6,978 [December 31, 2015 - $nil]. This amount was included in accounts payable and other liabilities and was unsecured, non-interest bearing and due within 30 days.

[c]  On July 21, 2016, Cyprus River entered into a binding agreement to sell an aggregate of 94,650,914 ordinary shares of Rio Novo to Northwestern. On July 21, 2016, Northwestern, a company beneficially owned by Paulo Carlos de Brito [“Brito”] entered into binding agreements with two separate sellers to acquire ownership of an aggregate of 95,480,414 ordinary shares of Rio Novo. In addition, concurrently with the completion of the acquisition of 95,480,414 ordinary shares of Rio Novo, Brito transferred 3,557,000 ordinary shares from Sercor Ltd. [“Sercor”] to Northwestern, representing approximately 2.35% of the issued and outstanding ordinary shares. Both Sercor and Northwestern are entities owned and controlled by Brito, resulting in no change in beneficial ownership of the applicable ordinary shares.

After giving effect to the above transactions, Northwestern held an aggregate of 102,037,414 ordinary shares representing approximately 67% of the issued and outstanding ordinary shares of Rio Novo. The remaining 49,444,839 ordinary shares, representing approximately 33% of Rio Novo’s issued and outstanding ordinary shares are widely held, except for 1,421,230 shares held by the other directors and officers of the Company. These holdings can change at any time at the discretion of the owner.

See also “Company Business” above with respect to loans advanced to the Company by Cyprus River and Northwestern.

[d]  Remuneration, other than consulting fees, of directors, the CEO and CFO of the Company was as follows:

Director fees owed at December 31, 2016, amounted to $20,411 [December 31, 2015 - $19,802]. In addition, the former CEO and a current director is owed $nil [December 31, 2015 - $144,980] for his salary while acting as the Company's CEO. These amounts are included in accounts payable and other liabilities and are due on demand, unsecured and non-interest bearing.

The amounts charged are conducted on normal market terms and are recorded at their exchange value.

Salaries and benefits

Cash payments to directors and management	Year Ended December 31, 2016 $	Year Ended December 31, 2015 $
Patrick Panero, President and CEO	165,584	180,000
Total	165,584	180,000

Page | 24

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Non-cash compensation to directors and management	Year Ended December 31, 2016 $	Year Ended December 31, 2015 $
Julio Carvalho, director and former CEO (*)	114,211	[1,088]
Bill Dorson, director (*)	64,873	[17,722]
Eduardo de Toledo, director (*)	nil	[12,053]
David Watkins, director (*)	nil	[15,842]
Randolph Freiberg, director (*)	16,368	3,860
Total	195,452	[42,845]

(*) Non-cash compensation to directors and management includes DSU awards made to the Board of Directors and management of the Company. DSUs are marked to market at each reporting date and the cumulative change is charged to salaries and benefits.

Share-based payments

Non-cash compensation to directors and management	Year Ended December 31, 2016 $	Year Ended December 31, 2015 $
Julio Carvalho, director and former CEO (**)	10,819	7,082
Patrick Panero, President and CEO (**)	9,513	1,598
Bill Dorson, director (**)	10,819	1,544
Randolph Freiberg, director (**)	6,531	16,185
Carmelo Marrelli, CFO (**)	3,919	nil
Eduardo de Toledo, director (**)	nil	772
David Watkins, director (**)	nil	1,544
Total	41,601	28,725

(**) Includes stock options granted to the Board of Directors and management of the Company. At each reporting date, the Company recognizes as an expense the actual number of share options that are expected to vest.

Other than the above transactions, there was no other remuneration of directors or key management personnel during the year ended December 31, 2016. In accordance with IAS 24, key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly, which include the CEO, CFO and directors (executive or non-executive) of the Company.

Page | 25

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Capital Management

The Company manages its capital with the following objectives:

•	to ensure sufficient financial flexibility to achieve the ongoing business objectives including funding of future growth opportunities, and pursuit of accretive acquisitions; and
•	to maximize shareholder return.

The Company monitors its capital structure and makes adjustments according to market conditions in an effort to meet its objectives given the current outlook of the business and industry in general. The Company may manage its capital structure by issuing new shares, repurchasing outstanding shares, adjusting capital spending, or disposing of assets. The capital structure is reviewed by management and the board of directors on an ongoing basis. The Company considers its capital to be shareholder's equity comprising contributed capital, equity settled share-based payments reserve and deficit which at December 31, 2016 totaled $64,992,581 [December 31, 2015 - $59,388,355]. The Company manages capital through its financial and operational forecasting processes. The Company reviews its working capital and forecasts its future cash flows based on operating expenditures, and other investing and financing activities. The forecast is updated based on activities related to its exploration and evaluation assets. Information is provided to the Board of Directors of the Company.

The Company's capital management objectives, policies and processes have remained unchanged during the years ended December 31, 2016 and 2015. The Company is not subject to any capital requirements imposed by a lending institution or regulatory body, other than Section 710 of the Toronto Stock Exchange (“TSX”) Company Manual which requires adequate working capital or financial resources such that, in the opinion of TSX, the listed issuer will be able to continue as a going concern. TSX will consider, among other things, the listed issuer's ability to meet its obligations as they come due, as well as its working capital position, quick asset position, total assets, capitalization, cash flow and earnings as well as accountants' or auditors' disclosures in financial statements regarding the listed issuer's ability to continue as a going concern. As of December 31, 2016, the Company may not be compliant with the requirements of the TSX. The impact of this violation is not known and is ultimately dependent on the discretion of the TSX.

Financial Risk Factors

The Company is exposed to a variety of financial risks: credit risk, liquidity risk and market risk [including interest rate and foreign exchange rate risks] as explained below.

Risk management is carried out by the Company's management team. The Board of Directors also provides regular guidance for overall risk management. There have been no changes to the risks, objectives, policies and procedures during the years ended December 31, 2016 and 2015.

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The Company's credit risk is primarily attributable to cash and cash equivalents and accounts receivable included in sundry assets. Cash is held with select financial institutions in Canada, Brazil and Colombia for which management believes the risk of loss to be low.

Page | 26

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Financial instruments included in sundry assets consist of sales tax receivable in Canada and deposits with service providers in Brazil and Colombia. Management believes that the credit risk concentration with respect to financial instruments included in accounts receivable is low.

Liquidity risk

Liquidity risk is the risk that the Company will not have sufficient cash resources to meet its financial obligations as they come due. The Company’s liquidity and operating results may be adversely affected if the Company’s access to the capital market is hindered, whether as a result of a downturn in stock market conditions generally or as a result of conditions specific to the Company. As at December 31, 2016, the Company had a cash and cash equivalents balance of $40,609 [December 31, 2015 - $59,906] to settle current liabilities of $5,300,165 [December 31, 2015 - $3,490,468]. All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms, except for loans payable.

The Company expects to fund its corporate costs throughout 2017 with its existing cash and cash equivalents balance, loans from related parties, if available and the sale of certain assets, if management decides to do so.

Market risk

Interest rate risk

The Company has cash balances and no debt, other than promissory notes with a fixed interest rate. The Company's current policy is to invest excess cash in Government of Canada treasury bills and certificates of deposit at major Canadian and Brazilian chartered banks. The Company periodically monitors the investments it makes and is satisfied with their creditworthiness. As of December 31, 2016, the Company's cash and cash equivalents balance consisted of cash [December 31, 2015 - cash].

Foreign currency risk

The Company's reporting and functional currency is the United States dollar and major purchases are transacted in US dollars, Canadian dollars, Brazilian Reais and the Colombian peso. The Company funds major exploration expenses in Brazil and Colombia. Accordingly, it maintains a Brazilian Real bank account in Brazil and a Colombian peso account in Colombia.

Sensitivity analysis

As of December 31, 2016 and 2015 both the carrying and fair value amounts of the Company's financial instruments are approximately equivalent due to their short-term nature.

Based on management's knowledge and experience of the financial markets, the following movements are reasonable over a twelve month period:

[i] Cash balances are subject to variable interest rates. Sensitivity to a plus or minus one percentage point change in interest rates affects net loss and comprehensive loss by an immaterial amount, with all other variables held constant.

[ii]  The Company is exposed to foreign currency risk on fluctuations related to cash, accounts receivable included in sundry assets, and accounts payable and other liabilities that are denominated in Canadian dollars, Brazilian reais and the Colombian peso. Sensitivity to a plus or minus 5% change in the foreign exchange rate of the US dollar compared to all other currencies would affect net income [loss] comprehensive income [loss] by approximately $29,000 with all other variables held constant.

Page | 27

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

The sensitivity analysis shown in the notes above may differ materially from actual results.

Commitments

In addition to commitments otherwise reported in this MD&A, the Company’s contractual obligations as at December 31, 2016 which excludes accounts payable and other liabilities of $2,782,391, include:

Contractual Obligations	Total	Up to 1 year	1 - 3 years	4 - 5 years	After 5 years

Obligations [1][2][3]	$580,000	$580,000	$nil	$nil	$nil
Total	$580,000	$580,000	$nil	$nil	$nil

[1] Other Long Term Obligations:

Detail	Up to 1 year	Total
Mineração Bom Futuro Ltda. [Re Matupá prospect]	$400,000	$400,000
Matupá Sul Mineração Ltda. [Re Matupá prospect]	$180,000	$180,000
	$580,000	$580,000

[2] The Company is currently renegotiating terms on the Matupá prospect exploration license at the Matupá Gold Project.

[3] At December 31, 2016, outstanding property option payments of $580,000 are past due.

Contingencies

The Company is party to certain management contracts. As at December 31, 2016, these contracts require that additional payments of approximately $268,116 be made upon the occurrence of a change of control. As a triggering event has not taken place, the contingent payments have not been reflected in these financial statements. Minimum commitments upon termination of these contracts are approximately $268,116. Minimum commitments due within one year under the terms of these contracts are approximately $178,744.

There is an ongoing class action suit against the Ministry of Mines and Energy of the Republic of Colombia, brought forward by the Society of Public Improvements. The plaintiff is looking for a ruling that would approve the suspension of all exploration and production activities in an area that includes the Tolda Fria property interest. As of December 31, 2016, the lawsuit has not been resolved in favour of either party, and the likelihood of outcome and dollar amount cannot be estimated at this time.

The Company’s exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

Page | 28

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Proposed Transactions

There are no proposed transactions of a material nature being considered by the Company other than seeking a financing.

Outlook

The Company wholly-owns three gold properties [the Almas, Matupá [former Guarantã] and Tolda Fria Gold Projects]. The Almas Gold Project is in the pre-construction stage and the other two are in the advanced exploration stage. The future development and exploration activities of the Company are entirely dependent on arranging a financing.

Financial Condition

On December 31, 2016, the Company’s total assets amounted to $78,909,746, which compares to the $72,743,823 recorded on December 31, 2015. Excluding cash and certain other items, total assets are mostly composed of exploration and evaluation assets, which at December 31, 2016, totalled $73,127,817 [$66,919,976 at December 31, 2015], being $48,121,585 incurred at the Almas Gold Project [December 31, 2015 - $42,143,545], $17,359,970 incurred at the Matupá Gold Project [former Guarantã Gold Project] [December 31, 2015 - $17,336,500], and $7,646,262 incurred at the Tolda Fria Gold Project [December 31, 2015 - $7,439,931]. The Company’s total assets also included the amount of $5,688,571 [$5,704,750 - December 31, 2015] related to plant and equipment.

Page | 29

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Continuity of the Company’s project expenditures are as follows:

Matupá Gold Project

Expenditures	Year Ended December 31, 2016 [$]	Year Ended December 31, 2015 [$]

Opening balance	17,336,500	17,280,501

Care and maintenance costs [1]	23,470	55,999
Total expenditures	23,470	55,999

Closing balance	17,359,970	17,336,500

[1] Includes depreciation.

Almas Gold Project

Expenditures	Year Ended December 31, 2016 [$]	Year Ended December 31, 2015 [$]

Opening balance	42,143,545	46,792,726

Definitive Feasibility Study costs	66,698	nil
Care and maintenance costs [1]	152,342	109,819
Property payment	1,000,000	nil
Write-off	nil	[4,759,000]
Impairment reversal	4,759,000	nil
Total expenditures	5,978,040	[4,649,181]

Closing balance	48,121,585	42,143,545

[1] Includes depreciation.

Page | 30

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Tolda Fria Gold Project

Expenditures	Year Ended December 31, 2016 [$]	Year Ended December 31, 2015 [$]

Opening balance	7,439,931	10,186,059

Care and maintenance costs [1]	206,331	206,721
Write-off	nil	[2,952,849]
Total expenditures	206,331	[2,746,128]

Closing balance	7,646,262	7,439,931

[1] Includes depreciation.

Risk Factors

The Company, and the ordinary shares of the Company, should be considered a highly speculative investment and investors should carefully consider all of the information disclosed in this MD&A prior to making an investment in the Company. In addition to the other information presented in this MD&A, the following risk factors should be given special consideration when evaluating an investment in any of the Company's securities.

Liquidity concerns and future financings.

The Company will require significant capital and operating expenditures in connection with the development of any potential projects. There can be no assurance that the Company will be successful in obtaining required financing as and when needed. Volatile markets may make it difficult or impossible for the Company to obtain equity financing or debt financing on favourable terms, if at all. Since 2013, the Company has been entirely reliant on the issuance of securities to its principal shareholder for the raising of capital to fund its operations. There can be no assurance that the company’s principal shareholder will continue to purchase securities of the Company or that the Company will be able to issue additional shares or promissory notes in a timely manner, or that alternative sources of capital will be available to the Company. Failure to obtain additional financing on a timely basis may cause the Company to further or slow down its development plans, forfeit rights in some or all of its properties or reduce or terminate some or all of its activities.

The Company faces numerous exploration, development and operating risks.

The exploration for and development of mineral deposits involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that the exploration or development programs planned by the Company will result in a profitable commercial mining operation. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices that are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Page | 31

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

There is no certainty that the expenditures made by the Company towards the search and evaluation of mineral deposits will result in discoveries of commercial quantities of ore.

To date, the Company is considered to be a development stage company and has not recorded any revenues from its activities nor has the Company commenced commercial production on any of its properties. There can be no assurance that the Company will commence commercial production, generate any revenues or that the assumed levels of expenses will prove to be accurate.

The development of the Company’s properties will require the commitment of substantial resources to complete exploration programs and to bring the properties into commercial production. There can be no assurance that the Company will be profitable in the future. The Company’s operating expenses and capital expenditures may increase in subsequent years as needed consultants, personnel and equipment associated with advancing exploration, development and commercial production of its properties are added. The amounts and timing of expenditures will depend on the progress of ongoing development, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners, the Company’s acquisition of additional properties and other factors, some of which are beyond the Company’s control.

If mineral resource estimates are not accurate, production may be less than estimated which would adversely affect the Company’s financial condition and result of operations.

Mineral resource estimates are imprecise and depend on geological analysis based partly on statistical inferences drawn from drilling, and assumptions about operating costs and metal prices, all of which may prove unreliable. The Company cannot be certain that the resource estimates are accurate and cannot guarantee that it will recover the indicated quantities of metals if commercial production is commenced. Future production could differ dramatically from such estimates for the following reasons: mineralization or formations at the properties could be different from those predicted by drilling, sampling and similar examinations; declines in the market price of gold may render the mining of some or all of the resources uneconomic; and the grade of ore may vary significantly from time to time and the Company cannot give any assurances that any particular quantity of metal will be recovered from the resources.

The occurrence of any of these events may cause the Company to adjust the resource estimates or change its mining plans, which could negatively affect the Company’s financial condition and results of operation.

The Company's exploration and development properties may not be successful and are highly speculative in nature.

Exploration for gold is highly speculative in nature. The Company's exploration activities in Brazil and Colombia involve many risks, and success in exploration is dependent upon a number of factors including, but not limited to, quality of management, quality and availability of geological expertise and the availability of exploration capital. The Company cannot give any assurance that its current or future exploration efforts will result in the discovery of a mineral reserve or new or additional mineral resources, the expansion of current resources or the conversion of mineral resources to mineral reserves.

Page | 32

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

As well, mineral deposits, even though discovered, may be insufficient in quantity and quality to return a profit from production. The marketability of minerals acquired or discovered by the Company may be affected by additional factors which are beyond the control of the Company and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of milling facilities, mineral markets and processing equipment and other factors, which may make a mineral deposit unprofitable to exploit.

The Company's mineral properties are in the exploration stage, although a mineral resource has been established on the Almas, Matupá [formerly Guarantã] and Tolda Fria Gold Projects and a mineral reserve has been established on the Almas Gold Project. A positive Feasibility Study has been completed on the Almas Gold Project, although construction is halted pending the raising of sufficient financing. Development of the Company’s other projects will only follow upon obtaining satisfactory exploration results and the completion of feasibility or other economic studies.

The risks and hazards associated with mining and processing may increase costs and reduce profitability in the future.

Mining and processing operations involve many risks and hazards, including among others: environmental hazards; mining and industrial accidents; metallurgical and other processing problems; unusual and unexpected rock formations; flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of nature; mechanical equipment and facility performance problems; and unavailability of materials, equipment and personnel. These risks may result in: damage to, or destruction of, the Company’s properties or production facilities; personal injury or death; environmental damage; delays in mining; increased production costs; asset write downs; monetary losses; and legal liability.

The Company cannot be certain that its insurance will cover the risks associated with mining or that it will be able to obtain or maintain insurance to cover these risks at affordable premiums. The Company might also become subject to liability for pollution or other hazards against which it cannot insure or against which the Company may elect not to insure because of premium costs or other reasons. Losses from such events may increase costs and decrease profitability.

The Company may experience higher costs and lower revenues than estimated due to unexpected problems and delays.

New mining operations often experience unexpected problems during the development and start-up phases and such problems can result in substantial delays in reaching commercial production. Delays in construction or reaching commercial production in connection with the Company’s development of its mines would increase its operating costs and delay revenue growth.

Future exploration at the Company’s projects or elsewhere may not result in increased mineral resources.

This MD&A contains estimated mineral resources based on the assumptions and qualifications set out in the technical reports. Mineral exploration involves significant risks over a substantial period of time, which even a combination of careful evaluation, experience and knowledge may not eliminate. Even if the Company discovers a valuable deposit of minerals, it may be several years before production is possible and during that time it may become economically unfeasible to produce those minerals. There is no assurance that current or future exploration programs will result in any new economically viable mining operations or yield new resources to replace and expand current resources.

Page | 33

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

The Company’s vulnerability to changes in metal prices may cause its share price to be volatile and may affect the Company’s operations and financial results.

If the Company commences production, the profitability of the Company’s operations will be dependent upon the market price of mineral commodities. Metal prices fluctuate widely and are affected by numerous factors beyond the control of the Company. The level of interest rates, the rate of inflation, the world supply of mineral commodities and the stability of exchange rates can all cause significant fluctuations in prices. Such external economic factors are in turn influenced by changes in international investment patterns, monetary systems and political developments. The price of mineral commodities has fluctuated widely in recent years and future price declines could cause commercial production to be impracticable, thereby having a material adverse effect on the Company’s business, financial condition and results of operations. Furthermore, reserve calculations and life-of-mine plans using significantly lower metal prices could result in material write-downs of the Company’s investment in mining properties and increased amortization, reclamation and closure charges. In addition to adversely affecting the Company’s reserve estimates and its financial condition, declining commodity prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

The Company is subject to extensive environmental legislation and the costs of complying with these regulations may be significant. Changes in environmental legislation could increase the costs of complying with applicable regulations and reduce levels of production.

All phases of the Company's operations are subject to environmental regulation in Brazil or Colombia, as applicable. There is no assurance that existing or future environmental regulation in either country will not materially adversely affect the Company's business, financial condition and results of operations.

Environmental legislation relating to land, air and water affects nearly all aspects of the Company’s operations. This legislation requires the Company to obtain various operating licenses and also imposes standards and controls on activities relating to exploration, development and production. The cost of obtaining operating licenses and abiding by standards and controls on its activities may be significant. Further, if the Company fails to obtain or maintain such operating licenses or breaches such standards or controls imposed on its activities, it may not be able to continue its operations in its usual manner, or at all, or the Company may be subject to fines or other claims for remediation which may have a material adverse impact on its operations or financial results. While the Company is unaware of any existing material environmental liabilities, it cannot guarantee that no such liabilities currently exist or will occur in the future.

Changes in environmental laws, new information on existing environmental conditions or other events may increase future compliance expenditures or otherwise have a negative effect on the Company’s financial condition and results of operations. In addition to existing requirements, it is expected that other environmental regulations will likely be implemented in the future with the objective of further protecting human health and the environment. Some of the issues currently under review by environmental agencies include reducing or stabilizing air emissions, mine reclamation and restoration, and water quality. Other changes in environmental legislation could have a negative effect on production levels, product demand, product quality and methods of production and distribution. The complexity and breadth of these issues make it difficult for the Company to predict their impact. The Company anticipates capital expenditures and operating expenses will increase as a result of compliance with the introduction of new and more stringent environmental regulations. Failure to comply with environmental legislation may result in the issuance of clean up orders, imposition of penalties, liability for related damages and the loss of operating permits. While the Company believes it is now in material compliance with existing environmental legislation, it cannot give assurances that it will at all future times be in compliance with all federal and state environmental regulations or that steps to bring the Company into compliance would not have a negative effect on its financial condition and results of operations.

Page | 34

Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Government approvals and permits are currently, or may in the future be, required in connection with the Company's operations. To the extent such approvals are required but are not granted, the Company may be curtailed or prohibited from proceeding with planned exploration or development of mineral properties.

Compliance with current and future government regulations may cause the Company to incur significant costs and slow its growth.

The Company’s activities are subject to extensive laws and regulations governing matters relating to occupational health, labour standards, prospecting, exploration, production, exports and taxes. Compliance with these and other laws and regulations could require the Company to make significant capital outlays which may slow its growth by diverting its financial resources. The enactment of new adverse regulations or regulatory requirements or more stringent enforcement of current regulations or regulatory requirements may increase costs, which could have an adverse effect on the Company. The Company cannot give assurances that it will be able to adapt to these regulatory developments on a timely or cost effective basis. Violations of these regulations and regulatory requirements could lead to substantial fines, penalties or other sanctions.

The Company is required to obtain and renew governmental permits and licences in order to conduct mining operations, which is often a costly and time-consuming process.

In the ordinary course of business, the Company will be required to obtain and renew governmental permits and licenses for the operation and expansion of existing operations or for the commencement of new operations. Obtaining or renewing the necessary governmental permits is a complex and time- consuming process. The duration and success of the Company’s efforts to obtain and renew permits and licenses are contingent upon many variables not within its control including the interpretation of applicable requirements implemented by the permitting or licensing authority. The Company may not be able to obtain or renew permits and licenses that are necessary to its operations, or the cost to obtain or renew permits and licenses may exceed what the Company expects. Any unexpected delays or costs associated with the permitting and licensing process could delay the development or impede the operation of the Company’s projects, which could adversely affect the Company’s revenues and future growth.

The surface rights to the Company’s Tolda Fria Gold Project are owned by the CHEC and currently form part of a forest reserve. The Company will be required to effect a “land swap” with the CHEC in order to extract the Tolda Fria surface rights from the forest reserve. The Company initiated negotiations with the CHEC regarding a land swap in 2012 but has not completed such negotiations given the current care and maintenance status of the projects. There can be no certainty that such negotiations will be successful on terms acceptable to the Company or at all. If the Company is unable to effect the necessary land swap it will have a material adverse effect on the ability of the Company to explore and develop the Tolda Fria Gold Project.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

The Company’s operations are currently conducted in Brazil and Colombia and, as such, the Company’s operations are exposed to various levels of political, economic and other risks and uncertainties. Further, the Company may operate in other foreign jurisdictions in the future.

These risks and uncertainties vary from time to time and include, but are not limited to: terrorism; hostage taking; military repression; extreme fluctuations in currency exchange rates; high rates of inflation; labour unrest; the risks of war or civil unrest; expropriation and nationalization; renegotiation or nullification of existing concessions, licences, permits and contracts; illegal mining; changes in taxation policies; restrictions on foreign exchange and repatriation; and changing political conditions, currency controls and governmental regulations that favour or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Changes, if any, in mining or investment policies or shifts in political attitude in either Brazil or Colombia, or any other relevant jurisdiction in which the Company operates may adversely affect the Company’s operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income and other taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure, could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests. The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on the Company’s operations or profitability.

The Company is a holding company that conducts operations through foreign subsidiaries and substantially all of its assets are held in such entities.

Any limitation on the transfer of cash or other assets between the parent corporation and such entities, or among such entities, could restrict the Company’s ability to fund its operations efficiently. Any such limitations, or the perception that such limitations may exist now or in the future, could have an adverse impact on the Company’s valuation and stock price.

The exploration and development of the Company’s properties, including continuing exploration and development projects, and the construction of mining facilities and commencement of mining operations, will require substantial additional financing.

Failure to obtain sufficient financing will result in a delay or indefinite postponement of exploration, development or production on any or all of the Company’s properties or even a loss of a property interest. Additional financing may not be available when needed or, if available, the terms of such financing might not be favourable to the Company and might involve substantial dilution to existing shareholders. Failure to raise capital when needed would have a material adverse effect on the Company’s business, financial condition and results of operations.

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure.

Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Company's operations, financial condition and results of operations.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

There is no guarantee that title to any of the Company’s mineral properties will not be challenged or disputed or that the term of the Company’s mineral rights can be extended or renewed.

Title to, and the area of, mineral concessions may be disputed. Although the Company believes it has taken reasonable measures to ensure proper title to its properties, there is no guarantee that title to any of its properties will not be challenged or impaired. While the Company intends to take all reasonable steps to maintain title to its mineral properties, there can be no assurance that the Company will be successful in extending or renewing mineral rights on or prior to expiration of their term.

If the Company loses key personnel or is unable to attract and retain additional personnel, the Company’s mining operations and prospects could be harmed.

Recruiting and retaining qualified personnel is critical to the Company’s success. The number of persons skilled in the acquisition, exploration and development of mining properties is limited and competition for such persons is intense. As the Company's business activity grows, additional key financial, administrative and mining personnel as well as additional operations staff will be required. Although the Company believes it will be successful in attracting, training and retaining qualified personnel, there can be no assurance of such success. If the Company is not successful in attracting, training and retaining qualified personnel, the efficiency of operations may be affected.

The mining industry is intensely competitive in all of its phases and the Company competes with many companies possessing greater financial and technical resources than itself.

Competition in the precious metals mining industry is primarily for mineral rich properties that can be developed and produced economically; the technical expertise to find, develop, and operate such properties; the labour to operate the properties; and the capital for the purpose of funding such properties. Many competitors not only explore for and mine precious metals, but conduct refining and marketing operations on a global basis. Such competition may result in the Company being unable to acquire desired properties, to recruit or retain qualified employees or to acquire the capital necessary to fund its operations and develop its properties. Existing or future competition in the mining industry could materially adversely affect the Company’s prospects for mineral exploration and success in the future.

It may be difficult for investors to enforce judgments against directors, officer and experts resident outside of Canada.

Some or all of the directors and officers of the Company and some or all of the experts named in this MD&A reside outside of Canada. Some or all of the assets of those persons, the Company and the promoter may be located outside of Canada. It may not be possible for investors to collect from the Company or the promoter or enforce judgments obtained in courts in Canada predicated on the civil liability provisions of Canadian securities legislation against the Company, the directors, the officers of the Company, the promoter and certain of the experts named in this annual information form. Moreover, it may not be possible for investors to effect service of process within Canada upon the directors, officers of the Company, the promoter and experts referred to above.

The Company is reliant on the skill and performance of its management and directors.

The success of the Company is currently largely dependent on the performance of its management. Shareholders will be relying on the good faith, experience and judgment of the Company’s management and advisers in supervising and providing for the effective management of the business of the Company. The loss of the services of these persons could have a materially adverse effect on the Company’s business and prospects. There is no assurance the Company can maintain the services of its management or other qualified personnel required to operate its business. Failure to do so could have a materially adverse effect on the Company and its prospects.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

Additionally, directors and officers of the Company may also serve as directors and/or officers of other reporting issuers from time to time. Consequently, such directors and officers will be dividing their time between their duties to the Company and their duties to their other reporting issuers.

The Company has not purchased "key-man" insurance, nor has it entered into non-competition and nondisclosure agreements with management and has no current plans to do so.

Additional Information

Additional information relating to the Company, including its Annual Information Form, is available on SEDAR at www.sedar.com.

Subsequent Events

[a]  On January 6, 2017, Rio Novo completed a non-brokered private placement of 15,000,000 ordinary shares of the Company to Northwestern, at an issue price of Cdn.$0.085 per ordinary share for an aggregate subscription amount of Cdn.$1,275,000 (or $951,422).

This private placement has been made pursuant to a shares-for-debt satisfaction arrangement subscription agreement entered into between the Company and Northwestern. The number of ordinary shares to be issued is equal to 9.9% of the currently outstanding ordinary shares. The full subscription amount has been applied to satisfy an equal principal amount owing by the Company to Northwestern, as follows:

(i)  the promissory note dated August 19, 2015 in the principal amount of $65,000;

(ii)	the promissory note dated February 26, 2016 in the principal amount of $95,000;

(iii)	the promissory note dated March 6, 2015 in the principal amount of $200,000;

(iv)	the promissory note dated October 10, 2014 in the principal amount of $150,000;

(v)	the promissory note dated April 20, 2016 in the principal amount of $90,617;

(vi)	the promissory note dated April 17, 2015 in the principal amount of $200,000;

(vii)	the promissory note dated October 20, 2015 in the principal amount of $150,000; and

(viii)  $805 of the principal amount owing under the promissory note dated May 5, 2016 in the principal amount of US$68,773 issued by the Company and held by Northwestern.

After giving effect to the non-brokered private placement, Northwestern owns or has control or direction over an aggregate of 117,037,414 ordinary shares representing approximately 65.5% of Rio Novo’s issued and outstanding ordinary shares as at December 31, 2016.

[b]	On January 25, 2017, the Company granted 160,054 DSU's to directors of the Company.

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Rio Novo Gold Inc.
Management’s Discussion & Analysis
Year Ended December 31, 2016

Discussion dated: March 22, 2017

[c]  On January 27, 2017, Rio Novo entered into a promissory note with Northwestern, pursuant to which Northwestern agreed to lend the Company $230,000. The promissory note incurs an interest rate of 5.397% per annum and the promissory note shall mature on July 27, 2017. Interest on the $230,000 promissory note shall accrue daily and shall be calculated and payable in arrears on the due date.

[d]  On February 3, 2017, at a special meeting of shareholders, shareholders approved amendments to the DSU Plan that provide the Company with the ability to settle DSUs by issuing ordinary shares from treasury.

[e]  On February 15, 2017, Rio Novo completed a non-brokered private placement of 12,271,763 ordinary shares of the Company to Adair Investments Ltd. (“Adair”), a private Bahamas based company, at an issue price of Cdn.$0.12 per share, for an aggregate subscription amount of Cdn $1,472,612. These shares are subject to the four month hold period prescribed under Canadian securities laws.

The funds will be used for working capital and to make the $1 million payment on the option acquisition agreements of the Vira Saia and Nova Prata exploration licenses, which was completed on February 20, 2017.

[f]  On February 13, 2017, 490,000 stock options exercisable at $0.80 expired unexercised.

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